Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510

News Release
For release: Immediately
For further information contact: Paul McPartlin


TECH/OPS SEVCON REPORTS IMPROVED THIRD QUARTER RESULTS

Southborough, Mass. July 26, 2005..... Tech/Ops Sevcon, Inc. (AMEX symbol TO)
reported that net income for its third fiscal quarter was $216,000, or $.07 per diluted share, an increase of $113,000, or $0.04 per diluted share, compared to last year. Revenues for the third quarter of $8,453,000 were up by 13%, compared to $7,486,000 in fiscal 2004. Business volumes increased by 10% compared to last year, with currency fluctuations accounting for the remaining 3% increase in sales. Operating income for the third quarter was $381,000 compared to $121,000 in the same quarter last year. The increase in operating income of $260,000 was mainly due to higher volumes.

For the nine month period net income was $408,000, or $.13 per diluted share, compared to $326,000, or $.10 per diluted share, last year. Revenues in the first nine months of this year were $24,089,000, an increase of $2,864,000, or 13%, compared to last year. Foreign currency fluctuations accounted for $715,000, or about one quarter of the increase in reported sales. Gross profit was 37.9% of sales compared to 40.3% in the same period last year.
The decrease in the gross profit percentage was due to both foreign currency fluctuations and lower than average margins on certain business. Selling, general and administrative expenses were 6% higher than the same period last year,with foreign currency fluctuations accounting for half of the increase. Operating income for the first nine months was $686,000 compared to $574,000 in the first nine months of fiscal 2004. The increase in operating income was mainly due to increased volumes, partially offset by foreign currency fluctuations and the higher operating expenses.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers,and other battery powered vehicles.

Third Quarter 2005 Financial Highlights(unaudited)
     (in thousands except per share data)
		                       Three months ended  Nine months ended
                                   ------------------  -----------------
                                      July2   July3     July2     July3
                                       2005    2004      2005      2004
                                     ======   =====     =====     =====
Net sales                            $8,453  $7,486   $24,089   $21,225
                                     ======  ======   =======   =======
Operating income                        381     121       686       574
Income before income taxes              333     157       628       501
Net income                           $  216  $  103   $   408   $   326
                                     ======  ======   =======   =======
Basic income per share               $  .07  $ .03    $   .13   $   .10
                                     ======  ======   =======   =======
Diluted income per share             $  .07  $ .03    $   .13   $   .10
                                     ======  ======   =======   =======
Cash dividend per share              $.  03  $ .03    $   .09   $   .09
                                     ======  ======   =======   =======
Average shares outstanding            3,125  3,125      3,125     3,125
                                     ======  ======   =======   =======


Summarized Balance Sheet Data	(in thousands of dollars)

                                                   July 2, September 30,
                                                      2005          2004
                                               (unaudited) (derived from
                                                                 Audited
                                                              statements)
                                               =========== ==============
Cash and cash equivalents                         $    874     $    905
Receivables                                          6,280        6,109
Inventories                                          3,672        4,043
Prepaid expenses and other current assets            1,219          931
                                                  --------     --------
Total current assets                                12,045       11,988
Long-term assets                                     4,455        4,620
                                                  --------     --------
Total assets                                      $ 16,500     $ 16,608
                                                  ========     ========

Current liabilities                               $  6,043     $  6,083
Deferred taxes                                          60           61
Stockholders' investment                          $ 10,397     $ 10,464
                                                  --------     --------
Total liabilities and stockholders' investment    $ 16,500     $ 16,608
                                                  ========     ========


To our shareholders:

If you would like to receive a copy of the Company's Form 10-Q, which will be available as soon as filed, in mid August, please send your request to:

Investor Relations
Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772

E-mail investor.relations@sevcon.com
www.techopssevcon.com